FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated January 24, 2017	Registration No. 333-204844
Registration No. 333-204844-04

$1.11+bn ($1.06bn offered) Ally Auto Receivables Trust Series 2017-1 (ALLYA 2017-1).

Jt-Books: Citi(str), Credit Agricole, JP Morgan

Co-Managers: BMO, MUFG, PNC, Scotia Bank, US Bank

CAPITAL STRUCTURE

CLS	Class Size	Offered Amt***	WAL (y)*	M/F**	E.Fin	L.Fin	Bnch	Sprd	Yld	CPN	PRICE
A1	274.00	260.30	0.29	P-1/F1+	9/2017	02/15/2018	Yld%		0.830	0.83	100.00000
A2	353.00	335.35	1.05	Aaa/AAA	8/2018	10/15/2019	EDSF	+15bp	1.393	1.38	99.99064
A3	353.00	335.35	2.27	Aaa/AAA	3/2020	06/15/2021	ISwps	+17bp	1.710	1.70	99.99126
A4	74.07	70.36	3.32	Aaa/AAA	6/2020	11/15/2021	ISwps	+27bp	2.005	1.99	99.97858
B	23.45	22.27	3.38	Aa3/AA+	6/2020	03/15/2022	ISwps	+62bp	2.365	2.35	99.98893
C	19.54	18.56	3.38	A2/A+	6/2020	05/16/2022	ISwps	+75bp	2.495	2.48	99.99317
D	14.52	13.79	3.38	Baa2/BBB+	6/2020	09/15/2023	ISwps	+130bp	3.045	3.02	99.98130

*	WAL to 10% clean-up call and 1.30% ABS speed
**	Expected Ratings
***	5% Issuer Risk Retention in each class

Ticker:	ALLYA 2017-1
Settle:	1/31/2017
Registration:	SEC-Reg
First Pay:	02/15/2017
ERISA Eligible:	YES
Expected Ratings:	Moody’s/Fitch
Min Denoms:	$1K x $1K
Bill & Deliver:	Citi

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.